CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Distribution for November 2012

New York, New York, October 26, 2012 — American Realty Capital Properties, Inc. (the “Company”) announced today that, pursuant to the prior authorization of its board of directors, the Company has declared an annual dividend of $0.890 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, on November 15, 2012, the Company will pay a distribution of $0.07417 per share to stockholders of record at the close of business on November 8, 2012.

In addition, as previously disclosed, the Company’s board of directors authorized, and the Company declared, its fourth consecutive quarterly increase to the Company’s annual distribution.  The annual distribution rate per share will be increased by $0.005, from $0.890 to $0.895 per annum, and will accrue commencing on November 9, 2012.

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that elected to qualify as a real estate investment trust with the year ended December 31, 2011, focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at

www.americanrealtycapitalproperties.com

The statements in this press release that are not historical facts may be forward-looking statements. These forward- looking statements involve risks and uncertainties that could cause the outcome to be materially different.